UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/12/2008

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 12, 2008, PREIT-RUBIN, Inc. and another subsidiary of Pennsylvania Real Estate Investment Trust (collectively, the "Company") entered into an Amendment Agreement with Valley View Downs, LP ("Valley View") and Centaur Pennsylvania, LLC ("Centaur") with respect to the development of a proposed harness racetrack and casino in western Pennsylvania (the "Project") to be owned and operated by Valley View. The Amendment Agreement amends the terms of the Binding Memorandum of Understanding dated October 7, 2004, as amended by Amendment No. 1 to the Binding Memorandum of Understanding dated October 1, 2007, among the Company, Valley View and Centaur (the "MOU").

        Pursuant to the Amendment Agreement, the Company will permit Centaur and Valley View to suspend any payments to the Company otherwise required by the MOU and the related development agreement until September 30, 2010. If there is a sale or other disposition by Valley View and Centaur of all or substantially all of their economic interest in the Project on or prior to September 30, 2010, the Company and Valley View have agreed (i) that the Company will accept a cash payment of $13.0 million to the Company in satisfaction of the obligations of Valley View to the Company under the MOU and development agreement, and (ii) upon such payment, the MOU and the development agreement will be terminated. If a disposition and payment do not occur on or prior to September 30, 2010, the obligations of Centaur and Valley View to make the payments to the Company required by the MOU and development agreement will be reinstated.

        Valley View has obtained a harness racing license for the proposed racetrack and has applied for a license to operate a casino, but has advised the Company of the prospect of the sale or other disposition of its economic interest in the Project.

        The Company previously filed a Form 8-K reporting the entry into the MOU on October 8, 2004 and, on October 5, 2007, filed a Form 8-K reporting the entry into the development agreement and Amendment No. 1 to the MOU.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: September 18, 2008	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel